EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Year End 2024 Financial Results

- Dermata expects to announce topline results from its XYNGARI™ Phase 3 Spongilla Treatment of Acne Research (STAR-1) clinical trial by end of March 2025 –

-  The Company recently entered into a Clinical Trial Collaboration Agreement with Revance Therapeutics (recently merged with Crown Laboratories) to study DMT410 for the treatment of axillary hyperhidrosis -

- Raised $2.55 million in gross proceeds from a private placement financing in January 2025, including participation from Dermata’s Chief Executive Officer, Chief Financial Officer, and certain members of the Company’s board of directors -

SAN DIEGO, CA, March 17, 2025 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical skin diseases and aesthetic applications, today highlighted recent corporate progress and reported financial results for the year ended December 31, 2024.

“I am very proud of what our team has accomplished this year, and we are excited to unblind the topline data from our XYNGARI™ Phase 3 STAR-1 trial in the coming weeks,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “Our team worked hard to make sure the STAR-1 trial was fully enrolled on schedule so we could keep our promise of a planned announcement of topline data in the first quarter of 2025. I am happy to announce that we fully expect to deliver on this promise, with topline results expected to be unblinded and announced by the end of this month. We are also excited to have recently signed a collaboration agreement with Revance to progress our topical botulinum toxin program forward with an approved toxin product, DAXXIFY®. We believe that Revance sees the potential of this program and will be a great partner to study DMT410 in multiple indications such as hyperhidrosis, acne, and rosacea,” concluded Mr. Proehl.

Corporate Highlights

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Completed enrollment in its XYNGARI™ Phase 3 STAR-1 clinical trial in moderate-to-severe acne. After completing enrollment in November 2024, Dermata completed the last patient’s last visit in March 2025 and expects to announce topline results from the STAR-1 study by the end of March 2025. STAR-1 is the first of two Phase 3 clinical trials, including a long-term extension study, which the Company will need to complete prior to filing a new drug application with the U.S. Food and Drug Administration.

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Signed Clinical Trial Collaboration Agreement with Revance, who recently merged with Crown Laboratories. In January 2025, the Company entered into a Clinical Trial Collaboration Agreement with Revance, where the Company and Revance intend to conduct a Phase 2a trial to evaluate XYNGARI™, the Company’s topical Spongilla product candidate, with DAXXIFY®, Revance’s botulinum toxin product, for the topical treatment of axillary hyperhidrosis. If successful, the companies may agree to further clinical development.

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Raised $7.8 million in gross proceeds during 2024. The funds raised during 2024, along with the proceeds from the Company’s January 2025 PIPE financing, are expected to fund its operations into the third quarter of 2025.

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Anticipated Upcoming Milestones

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Announce topline results in its XYNGARI™ Phase 3 STAR-1 clinical trial in moderate-to-severe acne. Dermata plans to announce topline results from the XYNGARI™ Phase 3 STAR-1 trial by the end of March 2025.

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Initiate the second XYNGARI™ Phase 3 STAR-2 clinical trial in moderate-to-severe acne. Assuming positive results from the STAR-1 trial, the Company plans to quickly move to initiate the second of two Phase 3 trials of XYNGARI™ for the treatment of moderate-to-severe acne, which will be followed by an extension study.

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Continue preparation of DMT410 Phase 2a clinical study with Revance. The Company and Revance continue to collaborate on the final study design and start-up procedures to prepare for the Phase 2a clinical study of XYNGARI™ with DAXXIFY® for the topical treatment of axillary hyperhidrosis.

Full Year 2024 Financial Results

As of December 31, 2024, the Company had $3.2 million in cash and cash equivalents, compared to $7.4 million as of December 31, 2023. The $4.2 million decrease in cash and cash equivalents for the year ended December 31, 2024, resulted from approximately $11.1 million of cash used in operations offset by approximately $6.9 million in net financing proceeds. Including the $2.55 million in gross proceeds from the January 2025 PIPE financing, the Company expects its current cash resources to be sufficient to fund operations into the third quarter of 2025.

Research and development expenses were $8.2 million for the year ended December 31, 2024, compared to $4.1 million for the year ended December 31, 2023. The $4.1 million increase in research and development expense for the year ended December 31, 2024, was the result of $4.9 million of increased clinical trial expenses related to running the XYNGARI™ Phase 3 STAR-1 clinical trial, offset by approximately $0.2 million in decreased non-clinical expenses and approximately $0.6 million in decreased chemistry, manufacturing, and controls, or CMC, expenses.

General and administrative expenses were $4.3 million for the year ended December 31, 2024, compared to $4.0 million for the year ended December 31, 2023. The increase in general and administrative expenses was primarily attributable to $0.3 million in increased audit related fees as a result of changing auditors in late 2023.

About Dermata Therapeutics

Dermata Therapeutics is a late-stage biotechnology company focusing on the treatment of medical skin diseases and aesthetic applications. The Company's lead product candidate, XYNGARI™, is the first product candidate being developed from its Spongilla technology platform. XYNGARI™ is a once-weekly, topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. In addition to acne, XYNGARI™ has been studied for the treatment of psoriasis and rosacea. The Company’s second product candidate, DMT410, uses its XYNGARI™ product candidate as a new method for needle-free intradermal delivery of botulinum toxin for the treatment of multiple medical skin diseases and applications. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

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Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company's current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or to be completed on schedule, if at all; timing and ability to generate clinical data; expectations with regard to the nature of any clinical data; expectations with regard to any potential partnership opportunities for any of the Company's product candidates; the Company's expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; the success, cost, and timing of its product candidates XYNGARI™ and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of XYNGARI™ or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

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DERMATA THERAPEUTICS, INC.

Balance Sheets

	December 31, 2024	December 31, 2023
In thousands USD
Assets
Cash and cash equivalents	$3,162	$7,438
Prepaid expenses and other current assets	372	541
Total assets	3,534	7,979
Liabilities
Accounts payable	808	866
Accrued liabilities	1,165	757
Total liabilities	1,973	1,623
Equity	1,561	6,356
Total liabilities and equity	$3,534	$7,979

DERMATA THERAPEUTICS, INC.

Statements of Operations

	Year Ended December 31,
	2024	2023
In thousands, except share and per share data
Operating expenses
Research and development (1)	$8,204	$4,070
General and administrative (1)	4,309	3,972
Total operating expenses	12,513	8,042
Loss from operations	(12,513)	(8,042)
Interest income	226	247
Net loss	$(12,287)	$(7,795)

Net loss per common share, basic and diluted	$(8.03)	$(39.99)
Weighted average common shares outstanding, basic and diluted	1,529,772	194,928

(1) Includes the following stock-based compensation expense
Research and development	$251	$194
General and administrative	$406	$328

Investors:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com

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